                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                         NEWFIELD EXPLORATION COMPANY
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                (Name of Registrant as Specified in its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
     [x] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                [NEWFIELD LOGO]

                          NEWFIELD EXPLORATION COMPANY
                                 Houston, Texas

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 1, 1997

To the Stockholders:

     The 1997 Annual Meeting of Stockholders (the "Annual Meeting") of Newfield Exploration Company (the "Company") will be held on Thursday, May 1, 1997, at 11:00 a.m., local time, in the Ballroom of the Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, Texas, for the following purposes:

        (1) To elect eight directors to serve until the 1998 Annual Meeting of Stockholders;

        (2) To consider and act upon a proposal to amend Article Fourth of the Company's Second Restated Certificate of Incorporation to increase the number of shares of common stock authorized for issuance from 50,000,000 to 100,000,000 shares;

        (3) To consider and act upon an amendment to the Company's 1995 Non-Employee Director Restricted Stock Plan;

        (4) To ratify the selection of Coopers & Lybrand L.L.P. as independent auditors of the Company for the fiscal year ending December 31, 1997; and

        (5) To transact such other business as may properly come before such meeting or any adjournment(s) thereof.

     The close of business on March 7, 1997, has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

     You are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ASK THAT YOU SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A SELF-ADDRESSED, POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                            By Order of the Board of Directors

                                            /s/ TERRY W. RATHERT

                                            Terry W. Rathert
                                              Secretary
March 17, 1997

                                [NEWFIELD LOGO]

                          NEWFIELD EXPLORATION COMPANY

                           363 N. SAM HOUSTON PKWY E.
                                   SUITE 2020
                              HOUSTON, TEXAS 77060
                                 (281) 847-6000
                          ---------------------------

                                PROXY STATEMENT

                          ---------------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

     The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company for use at the Annual Meeting to be held on Thursday, May 1, 1997, at 11:00 a.m., local time, in the Ballroom of the Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, Texas, or at any adjournment(s) thereof. The solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") will be conducted primarily by mail. In addition, officers, directors and employees of the Company may solicit proxies personally or by telephone, telegram or other forms of wire or facsimile communication. The Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of common stock of the Company ("Common Stock"). The costs of the solicitation will be borne by the Company. This proxy statement and the form of proxy were first mailed to stockholders of the Company on or about March 21, 1997.

     The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy (a) by execution and submission of a revised proxy, (b) by written notice to the Secretary of the Company or (c) by voting in person at the Annual Meeting. In the absence of such revocation, shares represented by the proxies will be voted at the Annual Meeting.

     At the close of business on March 7, 1997, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were 35,235,927 outstanding shares of Common Stock, each share of which is entitled to one vote. Common Stock is the only class of outstanding securities of the Company entitled to notice of and to vote at the Annual Meeting.

     The Company's annual report to stockholders for the year ended December 31, 1996, including financial statements, is being mailed herewith to all stockholders entitled to vote at the Annual Meeting. The annual report does not constitute a part of the proxy soliciting material.

                                    ITEM 1.

                             ELECTION OF DIRECTORS

     Eight directors are to be elected at the Annual Meeting. The nominees for election as directors are Joe B. Foster, Robert W. Waldrup, Charles W. Duncan, Jr., Jeffrey A. Harris, Howard H. Newman, Thomas G. Ricks, C. E. (Chuck) Shultz and Dale E. Zand. If elected, each director will serve until the Company's 1998 Annual Meeting of Stockholders and until his successor shall have been elected and qualified. Each of the nominees for director currently serves as a director of the Company. All of the current director nominees are required to stand for election at the Annual Meeting because directors hold annual terms. A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. Accordingly, abstentions and "broker non-votes" will have no effect on the outcome of the election assuming a quorum is present or represented by proxy at the Annual Meeting. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Stockholders may not cumulate their votes in the election of directors.

     Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of the nominees listed below. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors.

     The following table sets forth information regarding the names, ages as of February 28, 1997, principal occupations of the nominees, other directorships in certain companies held by them, and the length of continuous service as a director of the Company.

                                                                                          DIRECTOR
              NOMINEES                      PRINCIPAL OCCUPATION AND DIRECTORSHIPS         SINCE    AGE
              --------                      --------------------------------------        --------  ---
Joe B. Foster........................  Chairman of the Board, President and Chief           1988     62
                                       Executive Officer of the Company; Director, Baker
                                       Hughes Incorporated and New Jersey Resources
                                       Corporation
Robert W. Waldrup....................  Vice President -- Operations of the Company          1992     52
Charles W. Duncan, Jr................  Private investments; Director, American Express      1990     70
                                       Company, The Coca-Cola Company, PanEnergy
                                       Corporation and United Technologies Corporation
Jeffrey A. Harris....................  Managing Director of E.M. Warburg, Pincus & Co.,     1995     41
                                       LLC.; Director, Comcast UK Cable Partners
                                       Limited, Knoll, Inc., Industri-Matematik
                                       International, Corp. and ECsoft Group plc.
Howard H. Newman.....................  Managing Director of E.M. Warburg, Pincus & Co.,     1990     49
                                       L.L.C.; Director, ADVO, Inc., RenaissanceRE
                                       Holdings Ltd., Comcast UK Cable Partners Limited
                                       and Cox Insurance Holdings Plc.
Thomas G. Ricks......................  President and Chief Executive Officer, The           1992     43
                                       University of Texas Investment Management
                                       Company; Director, BDM International, Inc. and
                                       DTM Corporation
C. E. (Chuck) Shultz.................  Chairman and Chief Executive Officer of Dauntless    1994     57
                                       Energy Inc; Director, Archer Resources Ltd.,
                                       Jannock Ltd., Pacific Forest Products Ltd.,
                                       Syncrude Canada Ltd. and Canadian Oil Sands
                                       Investments Inc.
Dale E. Zand.........................  Professor of Management at the Stern Graduate        1995     70
                                       School of Business, New York University, and
                                       management consultant

     Directors of the Company are elected annually and hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. The Company's executive officers serve at the discretion of the Board of Directors.

     Each of the nominees has been engaged in the principal occupation set forth opposite his name for the past five years except as follows:

     Thomas G. Ricks served as Vice Chancellor for Asset Management of the University of Texas System from 1992 to March 1996. Mr. Ricks was named to his present position on March 1, 1996. C. E. Shultz served as President, Chief Executive Officer and a Director of Gulf Canada Resources Limited from 1990 to January 1995. Mr. Shultz was named to his present position in January 1995.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, unless otherwise indicated, as of February 28, 1997 regarding beneficial ownership of Common Stock of the Company by (i) each person known by the Company to own beneficially five percent or more of its outstanding Common Stock, (ii) the Company's Chief Executive Officer and each of the Company's other four most highly compensated executive officers, (iii) each director and director nominee and (iv) all executive officers, directors and director nominees as a group. The beneficial ownership of Common Stock described in the table reflects the two-for-one split of the Company's outstanding Common Stock effected in December 1996.

                                                              BENEFICIAL OWNERSHIP(2)
                                                              -----------------------
                NAME OF BENEFICIAL OWNER(1)                     SHARES       PERCENT
                ---------------------------                   -----------    --------
Warburg, Pincus Investors, L.P.(3)..........................    6,431,028      18.25%
FMR Corp.(4)................................................    3,433,200       9.74
Merrill Lynch & Co., Inc.(5)................................    4,007,000      11.37
Joe B. Foster(6)............................................    1,297,835       3.63
Robert W. Waldrup(7)........................................      279,740          *
Terry W. Rathert(8).........................................      286,994          *
William D. Schneider(9).....................................      121,648          *
David F. Schaible(10).......................................      216,568          *
Charles W. Duncan, Jr.(11)..................................      602,110       1.71
Jeffrey A. Harris(12).......................................    6,439,028      18.27
Howard H. Newman(13)........................................    6,446,628      18.30
Thomas G. Ricks(14).........................................    1,502,400       4.26
C. E. Shultz(15)............................................        6,000          *
Dale E. Zand(16)............................................       78,100          *
Executive officers and directors as a group (consisting of
  14 persons)(17)...........................................   10,946,969      30.00

---------------

  *  Less than 1%

 (1) The address of Warburg, Pincus Investors, L.P. ("Warburg") and Messrs. Harris and Newman is 466 Lexington Ave., 10th Floor, New York, NY 10017. The address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109-3614. The address of Merrill Lynch & Co., Inc. is World Financial Center, North Tower, 250 Vesey Street, New York, NY 10281.

 (2) Under the regulations of the Securities and Exchange Commission (the "Commission"), shares are deemed to be "beneficially owned" by a person if he directly or indirectly has or shares the power to vote or dispose of such shares, whether or not he has any pecuniary interest in such shares, or if he has the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire such power through the exercise of any option, warrant or right. The shares beneficially owned by Messrs. Foster, Waldrup, Rathert, Schneider and Schaible include 548,500, 155,000, 237,500, 63,500 and 156,500 shares, respectively, that may be acquired by such persons within 60 days through the exercise of stock options. The shares owned by the executive officers and directors as a group include 1,249,280 shares that may be acquired by such persons within 60 days through the exercise of stock options.

 (3) The sole general partner of Warburg is Warburg, Pincus & Co., a New York general partnership ("WP"). E.M. Warburg, Pincus & Company, LLC, a New York limited liability company ("EMW LLC"), manages Warburg. The members of EMW LLC are substantially the same as the partners of WP. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. WP, as sole general partner of Warburg, has a 20% interest in the profits of Warburg. Mr. Jeffrey A. Harris and Mr. Howard H. Newman are Managing Directors and members of EMW LLC and general partners of WP. As such, Messrs. Harris and Newman may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) in an indeterminate portion of the shares beneficially owned by Warburg. See Notes 12 and 13 below.

 (4) Based solely on the Schedule 13G dated February 14, 1997 filed by FMR Corp. with the Commission, Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,990,800 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the "Funds"). Edward C. Johnson 3d, Chairman of FMR Corp., various Johnson family members and trusts for the benefit of Johnson family members, through their ownership of FMR Corp. voting common stock and the execution of a shareholders' voting agreement, may be deemed to form a controlling group with respect to FMR Corp. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the Funds each has sole power to dispose of 442,400 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees. Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 442,400 shares as a result of its serving as an investment manager of institutional account(s). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, have sole dispositive power over 442,400 shares and sole power to vote or to direct voting of the 441,600 shares, and no power to vote or to direct the voting of 800 shares owned by the institutional account(s) described above.

 (5) Based solely on the Schedule 13G dated February 14, 1997 filed jointly by Merrill Lynch & Co., Inc. ("ML&Co."), Merrill Lynch Group, Inc. ("ML Group"), Princeton Services, Inc. ("PSI"), Merrill Lynch Asset Management, L.P. ("MLAM") and Merrill Lynch Growth Fund for Investment & Retirement (the "Merrill Fund") with the Commission, the Merrill Fund is the beneficial owner of 4,000,000 shares of Common Stock. Each of ML&Co., ML Group, PSI and MLAM may be deemed to share voting and dispositive power with respect to such 4,000,000 shares with each other and with the Merrill Fund. PSI is the general partner of MLAM. MLAM, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, serves as investment adviser to the Merrill Fund, an investment company registered under Section 8 of the Investment Company Act of 1940. PSI is a wholly owned direct subsidiary of ML Group, and ML Group is a wholly owned direct subsidiary of ML&Co. With its wholly owned direct subsidiary Merrill Lynch Pierce, Fenner & Smith Incorporated, ML&Co. may also be deemed to share voting and dispositive power with respect to 7,000 shares.

 (6) Includes 25,000 restricted shares of Common Stock granted to Mr. Foster in 1993 that are subject to forfeiture provisions that lapse upon the achievement of certain performance targets for the year 1997. Also includes 60,000 restricted shares of Common Stock granted to Mr. Foster in February 1996 pursuant to the Company's 1995 Omnibus Stock Plan (the "Omnibus Plan") that are subject to forfeiture provisions. Each year, the forfeiture provisions with respect to 15,000 of such shares will lapse if the Company achieves certain performance targets for that year. Also includes 84,000 shares of Common Stock held by Mr. Foster as trustee for the benefit of a charitable organization. Mr. Foster disclaims any pecuniary interest with respect to such shares.

 (7) Includes 28,000 restricted shares of Common Stock granted to Mr. Waldrup in February 1996 pursuant to the Omnibus Plan that are subject to forfeiture provisions. Each year, the forfeiture provisions with respect to 7,000 of such shares will lapse if the Company achieves certain performance targets for that year.

 (8) Includes 28,000 restricted shares of Common Stock granted to Mr. Rathert in February 1996 pursuant to the Omnibus Plan that are subject to forfeiture provisions. Each year, the forfeiture provisions with respect to 7,000 of such shares will lapse if the Company achieves certain performance targets for that year.

 (9) Includes 24,000 restricted shares of Common Stock granted to Mr. Schneider in February 1996 pursuant to the Omnibus Plan that are subject to forfeiture provisions. Each year, the forfeiture provisions with respect to 6,000 of such shares will lapse if the Company achieves certain performance targets for that year.

(10) Includes 28,000 restricted shares of Common Stock granted to Mr. Schaible in February 1996 pursuant to the Omnibus Plan that are subject to forfeiture provisions. Each year, the forfeiture provisions with respect to 7,000 of such shares will lapse if the Company achieves certain performance targets for that year.

(11) Includes 1,334 restricted shares of Common Stock granted to Mr. Duncan in May 1995 and 2,000 restricted shares of Common Stock granted to Mr. Duncan in May 1996, pursuant to the Non-Employee Director Plan (as hereinafter defined) that are subject to certain forfeiture provisions. See
     "-- Compensation of Directors."

(12) Includes 2,000 restricted shares of Common Stock granted to Mr. Harris in May 1996 pursuant to the NonEmployee Director Plan that are subject to certain forfeiture provisions. See "-- Compensation of Directors." Warburg is the owner of 6,431,028 of the shares indicated as beneficially owned by Mr. Harris and are included because of his affiliation with Warburg. Mr. Harris disclaims "beneficial ownership" of the Warburg shares within the meaning of Rule 13d-3 under the Exchange Act. See Note 3 above.

(13) Includes 2,000 restricted shares of Common Stock granted to Mr. Newman in May 1996 pursuant to the NonEmployee Director Plan that are subject to certain forfeiture provisions. See "-- Compensation of Directors." Warburg is the owner of 6,431,028 of the shares indicated as beneficially owned by Mr. Newman and are included because of his affiliation with Warburg. Mr. Newman disclaims "beneficial ownership" of the Warburg shares within the meaning of Rule 13d-3 under the Exchange Act. See Note 3 above.

(14) All of the shares indicated as beneficially owned by Mr. Ricks are owned directly by The Permanent University Fund of the State of Texas or the Board of Regents of the University of Texas System (the "UT Endowment Funds") and are included because Mr. Ricks, as President and Chief Executive Officer of the University of Texas Investment Management Company, may be deemed to share the power to vote or dispose of such shares. Mr. Ricks disclaims "beneficial ownership" of these shares within the meaning of Rule 13d-3 under the Exchange Act.

(15) Includes 1,334 restricted shares of Common Stock granted to Mr. Shultz in May 1995 and 2,000 restricted shares of Common Stock granted to Mr. Shultz in May 1996 pursuant to the Non-Employee Director Plan that are subject to certain forfeiture provisions. See "-- Compensation of Directors."

(16) Includes 1,334 restricted shares of Common Stock granted to Mr. Zand in May 1995 and 2,000 restricted shares of Common Stock granted to Mr. Zand in May 1996 pursuant to the Non-Employee Director Plan that are subject to certain forfeiture provisions. See "-- Compensation of Directors."

(17) See Notes 2 and 6 through 16 above.

DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held five meetings during 1996. During 1996, each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period that such director served as a director and (ii) the total number of meetings held by each committee of the Board of Directors on which such director served during the period that such director so served.

     The Board of Directors has the following standing committees:

          AUDIT COMMITTEE. The Audit Committee, which currently consists of Messrs. Duncan, Ricks, Shultz and Zand, met three times during 1996. Its principal functions are to recommend to the Board of Directors each year the engagement of a firm of independent auditors, to review the Company's accounting and internal control systems and principal accounting policies and to oversee the entire audit function, both independent and internal.

        COMPENSATION COMMITTEE. The Compensation Committee, which currently consists of Messrs. Duncan, Newman, Ricks, Shultz, Harris and Zand, met three times during 1996. Its principal functions are to review and approve the compensation of employees of the Company, including bonuses, benefit plans and stock options, and administer the employee benefit plans of the Company. Members of the Compensation Committee are not eligible to participate in any of the plans or programs they administer.

     The Board of Directors nominates persons to stand for election as directors of the Company.

COMPENSATION OF DIRECTORS

     Non-employee directors are currently paid $15,000 annually, plus $1,000 for each board meeting attended and each committee meeting attended that is not held in conjunction with a board meeting. The Company's non-employee directors were paid $120,000 in the aggregate in 1996 as compensation for serving as directors. Non-employee directors are also reimbursed for out-of-pocket expenses incurred to attend board and committee meetings. Only non-employee directors are compensated for serving as directors. In February 1997, the Board of Directors approved an increase, effective May 1, 1997, in the annual payment to non-employee directors from $15,000 to $20,000. A non-employee director will also receive $500 for each telephonic board or committee meeting in which he or she participates. This amount is in lieu of the $1,000 currently paid to non-employee directors for participation in telephonic board meetings and committee meetings not held in conjunction with a board meeting.

     Pursuant to the Company's 1995 Non-Employee Director Restricted Stock Plan (the "Non-Employee Director Plan"), which was approved by the stockholders of the Company at the Company's 1995 Annual Meeting of Stockholders, each non-employee director who is in office immediately after an annual meeting of the stockholders of the Company shall receive 1,000 restricted shares of Common Stock. In addition, each non-employee director who is appointed to the Board by the Board of Directors of the Company for the first time after the Company's 1995 Annual Meeting of Stockholders (and not in connection with an annual meeting of stockholders) shall receive 1,000 restricted shares of Common Stock. The restrictions on shares of Common Stock granted pursuant to the Non-Employee Director Plan generally lapse over a three year period, with lapsing occurring as to one-third of such shares on the day before each annual meeting of the stockholders of the Company during such period. As a result of the two-for-one split of the Company's outstanding Common Stock effected in December 1996, an aggregate of 50,000 restricted shares of Common Stock may be issued pursuant to the Plan. Each of Messrs. Duncan, Shultz, Zand, Harris and Newman were granted 2,000 restricted shares of Common Stock (as a result of the two-for-one split of the Company's outstanding Common Stock effected in December 1996) on May 2, 1996 pursuant to the Non-Employee Director Plan. In accordance with the terms of the Non-Employee Director Plan, Mr. Ricks made an irrevocable written election not to receive grants pursuant to the Plan.

     If Item 3 is approved, immediately after the Annual Meeting, each of the non-employee directors of the Company will be granted a number of restricted shares of Common Stock determined by dividing $30,000 by the closing sales price of the Common Stock on the New York Stock Exchange (the "NYSE") on the date of the Annual Meeting (rounded down to nearest whole number). In addition, each non-employee director who is appointed to the Board by the Board of Directors of the Company for the first time after the Annual Meeting (and not in connection with an annual meeting of stockholders) will be granted, effective on the date of appointment of such director to the Board of Directors, a number of restricted shares of Common Stock determined by dividing $30,000 by the closing sales price of the Common Stock on the NYSE on the date of such appointment (rounded down to nearest whole number). With respect to all such grants, the restrictions will lapse on the day before the first annual meeting of stockholders following the date of grant.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to the compensation of the Chief Executive Officer of Newfield and each of its four other most highly compensated executive officers (collectively, the "named executive officers") for the fiscal years ended December 31, 1996, 1995 and 1994. All information presented in this section reflects the two-for-one split of the Company's outstanding Common Stock effected in December 1996.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                         COMPENSATION AWARDS
                                         ANNUAL COMPENSATION           -----------------------
                                 -----------------------------------                NUMBER OF
                                                     BONUS             RESTRICTED   SECURITIES
   NAME AND PRINCIPAL                       ------------------------     STOCK      UNDERLYING      ALL OTHER
        POSITION          YEAR    SALARY    CURRENT(1)   DEFERRED(2)   AWARDS(3)     OPTIONS     COMPENSATION(4)
   ------------------     ----   --------   ----------   -----------   ----------   ----------   ---------------
JOE B. FOSTER...........  1996   $224,416    $200,000     $239,251       75,000       30,000         $9,500
  Chairman of the Board   1995    217,350     150,000       81,075           --           --          9,240
  President and Chief     1994    209,367     120,000       60,000           --           --          4,620
  Executive Officer

ROBERT W. WALDRUP.......  1996    179,416     140,000      165,810       35,000       15,000          9,500
  Vice President --       1995    172,333     100,000       57,759           --           --          9,240
  Operations              1994    164,583      85,000       37,153           --           --          4,620

TERRY W. RATHERT........  1996    163,867     120,000      157,860       35,000       15,000          9,500
  Vice President, Chief   1995    157,333     100,000       55,468           --           --          9,240
  Financial Officer and   1994    149,583      80,000       35,399           --           --          4,620
  Secretary

DAVID F. SCHAIBLE.......  1996    138,500     140,000      155,967       35,000       15,000          9,500
  Vice President --       1995    121,000     100,000       51,378           --           --          9,240
  Acquisitions and        1994    109,167      72,000       31,891           --           --          4,367
  Development

WILLIAM D. SCHNEIDER....  1996    134,375     120,000      120,950       30,000       12,500          9,500
  Manager -- Exploration  1995    127,291      80,000       39,024           --           --          9,240
                          1994    124,583      50,000       22,324           --           --          4,620

---------------

(1) Reflects current cash incentive compensation awards pursuant to the Newfield Employee 1993 Incentive Compensation Plan (the "Incentive Compensation Plan") paid in February 1997, 1996 and 1995, respectively, based upon performance in 1996, 1995 and 1994, respectively. See "-- Compensation Committee Report on Executive Compensation -- Executive
    Compensation -- Incentive Compensation Plan."

(2) Reflects deferred incentive compensation awards granted in February 1997, 1996 and 1995 pursuant to the Incentive Compensation Plan based upon performance in 1996, 1995 and 1994, respectively. Deferred awards are paid in four equal annual installments. A recipient of a deferred award has the option for 30 days following the date of grant to elect to have such award paid in the form of Common Stock. See "-- Compensation Committee Report on Executive Compensation -- Executive Compensation -- Incentive Compensation Plan."

(3) The indicated grants of restricted shares of Common Stock were made on February 13, 1996 pursuant to the Omnibus Stock Plan. Such shares are subject to forfeiture restrictions that, upon the achievement of certain annual performance targets, lapse with respect to 20% of the shares granted to a particular executive officer on each of the first five anniversaries of the date of grant. The performance targets for 1996 were met.

(4) Reflects amounts contributed or accrued by the Company under the Company's 401(k) Profit Sharing Plan.

STOCK OPTIONS GRANTED IN 1996.

     The following table contains certain information concerning stock options granted to the named executive officers in 1996.

                                                INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                            ---------------------------------------------------------       VALUE AT ASSUMED
                            NUMBER OF                                                     ANNUAL RATES OF STOCK
                            SECURITIES   PERCENT OF TOTAL                                  PRICE APPRECIATION
                            UNDERLYING   OPTIONS GRANTED    EXERCISE OR                    FOR OPTION TERMS(3)
                             OPTIONS       TO EMPLOYEES      BASE PRICE    EXPIRATION   -------------------------
                            GRANTED(1)       IN 1996        PER SHARE(2)      DATE      0%       5%        10%
                            ----------   ----------------   ------------   ----------   ---   --------   --------
Joe B. Foster.............    30,000            5.6%           $13.94       02/13/06    --    $263,004   $666,503
Robert W. Waldrup.........    15,000            2.8             13.94       02/13/06    --     131,502    333,252
Terry W. Rathert..........    15,000            2.8             13.94       02/13/06    --     131,502    333,252
David F. Schaible.........    15,000            2.8             13.94       02/13/06    --     131,502    333,252
William D. Schneider......    12,500            2.3             13.94       02/13/06    --     109,584    277,709

---------------

(1) The options expire 10 years from the date of grant. Twenty percent of the options will vest on the first and each succeeding anniversary of the date of grant. The options were granted pursuant to the 1995 Omnibus Stock Plan.

(2) The exercise price of the options was based upon the average of the high and low sales price of Common Stock on the NYSE on the date of grant.

(3) Calculated based upon the indicated rates of appreciation, compounded annually, from the date of grant to the end of each option term. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent upon the future performance of the Common Stock and overall market conditions. There can be no assurances that the amounts reflected in this table will be achieved. The calculation does not take into account the effects, if any, of provisions of the option plans governing termination of options upon employment termination, transferability or vesting.

STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUES.

     The following table contains certain information concerning stock options exercised during 1996 and the value of unexercised options at December 31, 1996.

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                      OPTIONS AT DECEMBER 31,        IN-THE-MONEY OPTIONS
                          SHARES                               1996                 AT DECEMBER 31, 1996(2)
                         ACQUIRED        VALUE      ---------------------------   ---------------------------
         NAME           ON EXERCISE   REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----           -----------   -----------   -----------   -------------   -----------   -------------
Joe B. Foster..........        --     $       --      505,000        97,500       $11,162,500    $1,850,550
Robert W. Waldrup......   140,000      2,211,910      123,000        82,000         2,721,000     1,657,400
Terry W. Rathert.......    45,000        844,653      206,000        81,500         4,548,500     1,646,150
David F. Schaible......        --             --      135,500        59,500         2,993,375     1,161,900
William D. Schneider...    19,000        265,426       43,000        52,500           946,000     1,032,750

---------------

(1) The value realized upon the exercise of a stock option is equal to the difference between the market price on the date of exercise and the exercise price of the stock option.

(2) The value of each unexercised in-the-money stock option is equal to the difference between the closing price of the Common Stock on the NYSE on December 31, 1996 of $26.00 per share and the exercise price of the stock option.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors consists of Charles W. Duncan, Jr., Howard H. Newman, Thomas G. Ricks, C. E. Shultz, Jeffery A. Harris and Dale E. Zand.

     In 1996, the Company and two of its stockholders, Yale University and Warburg, were parties to a voting agreement (the "Voting Agreement"). The Voting Agreement allowed such stockholders to designate a certain number of director nominees. Yale University declined to designate a director nominee, but Warburg designated, and the Board of Directors nominated, Messrs. Newman and Harris for election as directors at the Company's 1996 Annual Meeting.

     On December 31, 1996 the Voting Agreement terminated. Thus, the nomination by the Board of Directors of Messrs. Newman and Harris for election as directors at the 1997 Annual Meeting was not pursuant to any contractual arrangement between the Company and Warburg.

     The Company's 401(k) Profit Sharing Plan invests in several mutual funds (the "Warburg Funds") affiliated with Warburg. The amount invested in the Warburg Funds at any time depends upon the elections made by the participants in the 401(k) Profit Sharing Plan. The Company believes that the 401(k) Profit Sharing Plan invests on the same basis in terms of rates and fees as are offered generally to similar employee investment vehicles. As of December 31, 1996, an aggregate of $1.3 million of the 401(k) Profit Sharing Plan's assets were invested in the Warburg Funds.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee oversees the administration of compensation programs applicable to all employees of the Company, including its executive officers. Executive compensation is reviewed and approved annually by the Committee.

     The Compensation Committee seeks to encourage growth in the Company's oil and gas reserves and cash flow and to enhance stockholder value through the creation and maintenance of compensation opportunities that attract and retain committed, highly qualified personnel. To such purpose, the Committee believes that the compensation of all employees, including executive officers, should include the following components:

    - A base salary that is competitive with compensation offered by other oil and gas exploration and production enterprises similar to the Company.

    - Annual incentive compensation, based upon Company performance and profitability, to reward achievement of Company objectives, individual responsibility and productivity, high quality work and impact on Company results. See "Executive Compensation -- Incentive Compensation Plan."

     - The opportunity to purchase Common Stock at a discount of at least 15% through the Newfield Employee Stock Purchase Plan and other equity incentives to motivate employees and to better align the interests of employees and stockholders.

    - Case specific compensation arrangements to accommodate individual circumstances or nonrecurring situations as required.

     The Compensation Committee does not currently intend to award compensation that would result in a limitation on the deductibility of a portion of such compensation pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"); however, the Compensation Committee may in the future decide to authorize compensation in excess of the limits of Section 162(m) if it determines that such compensation is in the best interests of the Company.

     COMPANY PERFORMANCE. During 1996, and as it did in 1995, the Company realized its best year of performance since its founding in 1989, both in terms of financial and operating results. Results for 1996 on a per share basis are summarized below:

                                                                                  PERCENT
                                                               1996      1995     CHANGE
                                                              ------    ------    -------
AT YEAR END:
Market price................................................  $26.00    $13.50      + 93%
Book value..................................................  $ 6.45    $ 5.35      + 21%
Estimated proved reserves (Mcfe)(1)(2)......................    8.69      7.22      + 20%
Present value of estimated proved reserves less long-term
  debt(1)(3)................................................  $21.50    $ 9.39      +129%

                                                                                  PERCENT
                                                               1996      1995     CHANGE
                                                              ------    ------    -------
FOR THE YEAR:
Net income..................................................  $ 1.03    $ 0.45      +129%
Operating cash flow(4)......................................  $ 3.37    $ 2.09      + 61%
Net production (Mcfe)(2)....................................    1.52      1.28      + 19%

---------------

(1) Based upon estimates prepared by the Company. See "Item 1. Business -- Oil and Gas Reserves" in Part I of the Company's Annual Report on Form 10-K for the year ended December 31, 1996 for certain cautionary statements with respect to such estimates.

(2) One Mcfe is equal to one thousand cubic feet of natural gas ("Mcf") or its equivalent, using the ratio of one barrel of crude oil, condensate or natural gas liquids to six Mcf of natural gas.

(3) The present value of estimated proved reserves is pre-tax and was determined using constant prices as of the calculation date, with estimated future net cash flows from such reserves discounted at 10% per annum.

(4) Represents operating cash flow before changes in assets and liabilities.

     The Company's production for 1996 was 56.7 billion cubic feet of natural gas equivalent ("Bcfe"), up 23% from 1995. This generated $125 million of operating cash flow before changes in assets and liabilities, up 66% from 1995. Net income increased to $38 million, up 137% over 1995. Estimated proved reserve additions equaled 209% of production.

     The Company drilled 15 exploratory wells in 1996, eight of which were successful. These exploratory successes, together with development drilling, resulted in estimated proved reserve additions by the drill bit of approximately 89 Bcfe. In addition, the Company acquired interests in five producing fields during 1996, resulting in proved reserve additions of approximately 27 Bcfe.

     EXECUTIVE COMPENSATION. Before taking the actions described in this report, the Compensation Committee thoroughly reviewed and discussed the Company's financial and operating results for 1996. The Compensation Committee also considered the Company's favorable performance as compared to its peers. This performance is reflected under the caption "Stockholder Return Performance Presentation" below and in a September 1996 research report of Donaldson, Lufkin & Jenrette Securities Corporation ranking the performance of sixteen publicly held oil and gas companies in a number of categories. The Company's favorable ranking in this report is described in its 1996 Annual Report to Stockholders. Specific actions taken by the Compensation Committee regarding executive compensation are summarized below.

     Base Salary. The Compensation Committee evaluated peer group information in setting base salary levels. Annual salary adjustments for the Company's executive group are based on general levels of market salary increases, individual performance and the Company's overall financial and operating results, without any specific relative weight assigned to any of these factors.

     Incentive Compensation Plan. The Incentive Compensation Plan is funded by amounts equal to the revenues that would be attributable to a 1% overriding royalty interest on acquired producing properties and a 2% overriding royalty interest from exploration properties, bearing upon both the interest of the Company and certain investors that participated in the Company's activities in such properties and proportionately reduced to the interest of the Company and such investors. Amounts available for distribution under the Incentive Compensation Plan attributable to the overriding royalty interests bearing against the Company are limited to 5% of the Company's Adjusted Net Income (as defined in the Incentive Compensation Plan). Awards may consist of both a current and deferred amount. Eligible employees may elect for deferred amounts to be paid in Common Stock instead of cash. If an eligible employee elects for a deferred amount to be paid in Common Stock, the number of shares of Common Stock to be awarded is determined by using the fair market value of the Common Stock on the date of the award. Deferred Awards are paid in four annual installments, each installment consisting of 25% of the deferred award, plus interest on awards paid in cash.

     Awards granted to the named executive officers in February 1997 for the 1996 performance period pursuant to the Incentive Plan are presented under "Bonus" in the Summary Compensation Table. Such awards were based approximately 50% on level of responsibility and the Company's performance and approximately 50% on individual productivity, quality of work and impact on the Company's results. The Compensation Committee established awards for each executive after hearing the recommendations of the Chief Executive Officer.

     Omnibus Plan. Awards of restricted stock and stock options to the named executive officers in February 1996 pursuant to the Omnibus Plan are presented under "Long-Term Compensation Awards" in the Summary Compensation Table. Such awards were granted in order to provide the named executive officers with further incentive with respect to the Company's future performance, to further align the interests of such executive officers with those of the Company's stockholders and to award such executive officers for their contribution to the Company's performance in 1995. In considering the grants to the named executive officers, the Compensation Committee noted that no options had been granted to such officers since the Company's initial public offering in November 1993.

     CHIEF EXECUTIVE OFFICER COMPENSATION. As described above, the Company's executive compensation philosophy, including the compensation of the Chief Executive Officer, is a competitive base salary and incentive compensation based upon the Company's performance. Specific actions taken by the Compensation Committee regarding Mr. Foster's compensation are summarized below.

     Base Salary. Mr. Foster's base salary was increased from $217,350 for 1995 to $224,416 for 1996. The increase was based on the factors described above under "Executive Compensation -- Base Salary."

     Incentive Compensation Plan. In February 1997, Mr. Foster received a $200,000 current award and a $239,251 deferred award for the 1996 performance period pursuant to the Incentive Compensation Plan. These awards were based approximately 50% on the Company's performance and Mr. Foster's level of responsibility and approximately 50% on productivity, perceived quality of work and impact on the Company's results.

     Omnibus Plan. In February 1996, Mr. Foster was granted 75,000 restricted shares of Common Stock and options to purchase 30,000 shares of Common Stock pursuant to the Omnibus Plan. These awards were based on the factors described above under "Executive Compensation -- Omnibus Plan" and in recognition of the key role that Mr. Foster played in the Company's 1995 performance.

                                            Compensation Committee

                                            Charles W. Duncan, Jr.
                                            Howard H. Newman
                                            Thomas G. Ricks
                                            C. E. Shultz
                                            Jeffery A. Harris
                                            Dale E. Zand

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     As required by applicable rules of the Commission, the performance graph shown below was prepared based upon the following assumptions:

        1. $100 was invested in the Company's Common Stock, the S&P 500 and the Peer Group (as defined below) on November 12, 1993 at the closing price on such date. The Company's Common Stock began trading on the NYSE on that date and the last reported sale was at $9.06 per share. The initial public offering price of the Common Stock was $8.75 per share. (The November 12, 1993 per share initial public offering price and last reported sale price indicated in this paragraph reflect the two-for-one split of the Company's outstanding Common Stock effected in December 1996.)

        2. Peer Group investment is weighted based on the stock market capitalization of each individual company within the Peer Group at the beginning of the period.

        3.   Dividends are reinvested on the ex-dividend dates.

     The companies that comprise the Company's Peer Group are as follows: Apache Corporation, Cross Timbers Oil Company, Devon Energy Corporation, Enron Oil & Gas Company, The Louisiana Land & Exploration Company, Noble Affiliates, Inc., Pogo Producing Company, Seagull Energy Corporation and Vintage Petroleum, Inc.

                                         Newfield Ex-
         Measurement Period               ploration
        (Fiscal Year Covered)              Company          Peer Group         S&P 500
11/12/93                                         100.00            100.00            100.00
12/31/93                                          97.24             93.21            100.58
12/30/94                                         110.34             89.26            101.90
12/29/95                                         148.92            114.29            140.16
12/31/96                                         286.81            149.12            172.31


SOURCE: Carl Thompson Associates
S&P Calculations from Bloomberg Financial Markets

                                    ITEM 2.

           AMENDMENT TO SECOND RESTATED CERTIFICATE OF INCORPORATION
                         TO INCREASE AUTHORIZED SHARES

     The Board of Directors has unanimously approved an amendment to the Company's Second Restated Certificate of Incorporation (the "Charter") to increase the authorized number of shares of Common Stock that the Company has authority to issue from 50,000,000 to 100,000,000 (the "Charter Amendment") and has directed that the Charter Amendment be submitted to the stockholders of the Company for approval. To effect such increase, the first paragraph of article Fourth of the Charter will be amended to read in its entirety as follows:

          "FOURTH: The aggregate number of shares that the Corporation shall have authority to issue is 105,000,000 shares, of which 5,000,000 shall be shares of preferred stock, par value $.01 per share ("Preferred Stock"), and 100,000,000 shall be shares of common stock, par value $.01 per share ("Common Stock")."

     The Charter Amendment will have no effect on the number of shares of Preferred Stock authorized for issuance. No shares of Preferred Stock are currently issued, outstanding or reserved for issuance. If the Charter Amendment is approved by the required vote of stockholders, it will become effective upon the filing of a Certificate of Amendment with the Secretary of State of Delaware.

REASONS FOR THE INCREASE IN NUMBER OF AUTHORIZED SHARES

     The Company is presently authorized to issue 50,000,000 shares of Common Stock, of which 35,235,927 were issued and outstanding at the close of business on February 28, 1997. An additional 1,597,620 shares of Common Stock were reserved for issuance at such date pursuant to the Company's stock option and incentive plans. Accordingly, at February 28, 1997, there were only 13,166,453 unissued and unreserved shares of Common Stock. The Board of Directors and management of the Company believe that additional shares of Common Stock should be authorized in order to provide flexibility by having authorized, unissued and unreserved shares of Common Stock available for proper corporate purposes.

     Future purposes for additional shares could include paying stock dividends, subdividing outstanding shares through stock splits, effecting acquisitions of other businesses or properties, securing additional financing for working capital or capital expenditures and providing incentives through stock option or other incentive plans. The Company has no plan, commitment or understanding at this time to issue any shares of Common Stock other than those reserved for issuance as described above. The Board of Directors believes, however, such additional authorized shares of Common Stock will enable the Company to take advantage of oil and gas industry conditions and the availability of favorable opportunities without the delay and expense associated with holding a special meeting of its stockholders at the time such additional shares are needed.

     If the Charter Amendment is approved, the increase in authorized shares will not, by itself, have any effect on the rights of holders of presently issued and outstanding shares of Common Stock. However, the issuance of additional shares of Common Stock may, among other things, have a dilutive effect on earnings per share and on the equity and voting rights of the present holders of Common Stock.

     The authorized but unissued shares of Common Stock could be used by the Board of Directors to make a change in control of the Company more difficult, even if stockholders viewed such change in control as favorable to their interests. Under certain circumstances, such shares could be used to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. Such shares could be privately placed with purchasers who might side with the Board of Directors in opposing a hostile takeover bid. The Company is not aware of any effort to accumulate Common Stock or obtain control of the Company by a tender offer, proxy contest or otherwise, and the Company has no present intention to use the increased shares of authorized Common Stock for antitakeover purposes.

     The additional shares of Common Stock for which authorization is sought would be identical to the shares of Common Stock now authorized. The holders of Common Stock do not presently have preemptive rights to subscribe for any of the Company's securities and will not have any such rights to subscribe for the additional Common Stock proposed to be authorized.

REQUIRED VOTE AND RECOMMENDATION

     Proxies will be voted for the Charter Amendment unless contrary instructions are set forth on the proxy card. Under applicable Delaware law and the Company's Charter and By-Laws, as amended, this proposal requires the affirmative vote of the holders of a majority of all of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting. Accordingly, abstentions and broker non-votes will have the effect of a vote against this proposal. Under New York Stock Exchange rules, brokers that do not receive instructions from their customers may nevertheless vote on this proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE CHARTER AMENDMENT.

                                    ITEM 3.

                           AMENDMENT TO THE COMPANY'S
                1995 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN

     The Non-Employee Director Plan currently provides that each non-employee director who is in office immediately after an annual meeting of stockholders of the Company will be granted 1,000 restricted shares of Common Stock. In addition, each non-employee director who is appointed to the Board by the Board of Directors for the first time after the Company's 1995 Annual Meeting of Stockholders (and not in connection with an annual meeting of stockholders) will be granted 1,000 restricted shares of Common Stock at the time of such appointment. The restrictions on shares of Common Stock granted pursuant to the Non-Employee Director Plan generally lapse over a three year period, with lapsing occurring as to one-third of such shares on the day before each annual meeting of the stockholders of the Company during such period. Pursuant to the terms of the Plan, the aggregate number of restricted shares of Common Stock that may be issued was automatically (without the necessity of any change or amendment to the Plan itself) increased from 25,000 to 50,000 as result of the two-for-one split of the Common Stock effected in December 1996. The proposed amendments to the Non-Employee Director Plan described below will have no effect on the aggregate number of restricted shares of Common Stock that may be issued pursuant to the Plan.

     A non-employee director is a director who is not an employee of the Company and has not been an employee of the Company during the preceding calendar year. Six of the eight directors standing for election at the Annual Meeting are non-employee directors.

     The Board of Directors believes that non-employee director compensation (other than incentive-type compensation based on the Company's performance) should generally be within a fixed range. As the Non-Employee Director Plan currently operates, the amount of compensation immediately received by a non-employee director may vary significantly from year to year depending upon the market value of the Common Stock and other factors. In addition, the current formulation of the Plan may cause a non-employee director's personal interests to be at odds with those of the Company's stockholders. For example, despite the two-for-one split of the Common Stock effected in December 1996, without amendment of the Plan, non-employee directors will continue to be granted 1,000 shares of restricted Common Stock, resulting in a significant reduction in the market value of the restricted shares the non-employee directors will be granted following the Annual Meeting. Under the current provisions of the Non-Employee Director Plan, the shares granted to each non-employee director following the meeting would have a market value of $19,875, based upon the closing sales price of the Common Stock on the NYSE on February 28, 1997. Each of the non-employee directors receiving grants currently holds 2,000 shares of restricted Common Stock (as a result of the two-for-one stock split) granted following the 1996 Annual Meeting of Stockholders. At the time of grant, the shares granted to each of such non-employee directors had a market value of $35,500 (based upon the closing sales price of the Common Stock on the NYSE on the date of grant).

     In order to address these concerns, the Board of Directors amended, subject to stockholder approval at the Annual Meeting, the Non-Employee Director Plan in February 1997 to provide that as of the date of the annual meeting of stockholders of the Company in each year that the Non-Employee Director Plan is in effect, each non-employee director who is in office immediately after such meeting shall be granted a number of restricted shares of Common Stock determined by dividing (y) $30,000 by (z) the closing sales price of the Common Stock on the NYSE on the date of grant, rounded down to the nearest whole number. In addition, each non-employee director who is appointed to the Board by the Board of Directors for the first time after the Annual Meeting (and not in connection with an annual meeting of stockholders) shall be granted, effective as of the date of such appointment, a number of restricted shares of Common Stock determined by dividing (y) $30,000 by (z) the closing sales price of the Common Stock on the NYSE on the date of grant, rounded down to the nearest whole number.

     The Board of Directors believes that the restricted stock grants described above, together with the other non-employee director compensation described under the caption "Compensation of Directors" in Item 1 of this Proxy Statement, provide a compensation level for non-employee directors that is comparable with the compensation paid by other similarly situated companies.

     In addition to the above described amendments, the Board of Directors amended the Non-Employee Director Plan, subject to stockholder approval at the Annual Meeting, to provide that restrictions on grants of restricted shares of Common Stock will lapse on the day immediately preceding the date of the first annual meeting of stockholders following the date of such grant instead of lapsing over a three year period. The Board of Directors believes that the practice of at least a substantial majority of public companies is to have compensation of this type vest at the end of a director's term. Accordingly, this amendment will provide a vesting schedule that is comparable with those offered by similarly situated companies.

     The full text of the Non-Employee Director Plan that indicates the changes to be effected by the above described amendments is attached hereto as Annex A and is incorporated herein by reference.

     The approval of this proposal to amend the Non-Employee Director Plan as described above requires the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENTS TO THE NON-EMPLOYEE DIRECTOR PLAN.

                                    ITEM 4.

                            APPOINTMENT OF AUDITORS

     Pursuant to the recommendation of the Audit Committee, the Board of Directors appointed Coopers & Lybrand L.L.P., independent public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 1997. The Company is advised that no member of Coopers & Lybrand L.L.P. has any direct or material indirect financial interest in the Company or, during the past three years, has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

     Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THIS APPOINTMENT.

     In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

                                    ITEM 5.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

                             STOCKHOLDER PROPOSALS

     Any stockholder who wishes to submit a proposal for inclusion in the proxy material and for presentation at the Company's 1998 Annual Meeting of Stockholders must forward such proposal to the Secretary of the Company at the address indicated on the cover page of this proxy statement, so that the Secretary receives it no later than November 17, 1997.

                                             By Order of the Board of Directors

                                                    /s/ TERRY W. RATHERT

                                                      Terry W. Rathert
                                                         Secretary
March 17, 1997

                                                                         ANNEX A

                          NEWFIELD EXPLORATION COMPANY

                1995 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN

                    (MARKED TO INDICATE PROPOSED AMENDMENTS)

                             I. PURPOSE OF THE PLAN

     THE NEWFIELD EXPLORATION COMPANY 1995 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN (the "Plan") is intended to promote the interests of Newfield Exploration Company, a Delaware corporation (the "Company"), by enhancing the ability of the Company to attract and retain the services of individuals as directors of the Company who are essential for the growth and profitability of the Company.

                                II. DEFINITIONS

          Unless the context otherwise indicates, the following definitions shall apply to the Plan:

          (a) "BOARD" shall mean the Board of Directors of the Company.

          (b) "COMMITTEE" shall mean the Committee of the Board appointed pursuant to Paragraph III of the Plan.

          (c) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

          (d) "FAIR MARKET VALUE" SHALL MEAN AS OF ANY SPECIFIED DATE, THE CLOSING PRICE OF THE STOCK ON THE NEW YORK STOCK EXCHANGE (OR, IF THE STOCK IS NOT THEN LISTED ON SUCH EXCHANGE, SUCH OTHER NATIONAL SECURITIES EXCHANGE ON WHICH THE STOCK IS THEN LISTED) ON THAT DATE, OR IF NO PRICES ARE REPORTED ON THAT DATE, ON THE LAST PRECEDING DATE ON WHICH SUCH PRICES OF THE STOCK ARE REPORTED.

          (e) "FORFEITURE RESTRICTIONS" shall mean the conditions applicable to shares of Stock granted under the Plan, including the prohibitions against sale or other disposition of shares of Stock granted under the Plan and the corresponding obligation of the Non-Employee Director to forfeit his/her ownership of or right to such shares and to surrender such shares to the Company in the event the Non-Employee Director fails to satisfy such conditions.

          (f) "NON-EMPLOYEE DIRECTOR" shall mean a director of the Company who is not otherwise an employee of the Company or any of its Subsidiaries.

          (g) "RESTRICTED SHARES" shall mean shares of Stock granted under the Plan which are subject to Forfeiture Restrictions.

          (h) "RULE 16B-3" shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act or any successor rule or regulation thereto as in effect from time to time.

          (i) "STOCK" shall mean the Common Stock, par value $.01 per share, of the Company and may consist of authorized but unissued shares of the Company or previously issued shares reacquired and held by the Company or any of its Subsidiaries.

          (j) "SUBSIDIARY" shall mean any subsidiary corporation as defined in section 424(f) of the Internal Revenue Code of 1986, as amended.

          (k) "TOTAL AND PERMANENT DISABILITY" shall mean the inability to perform duties and services as a director of the Company by reason of a medically determined physical or mental impairment supported by medical evidence which in the opinion of the Committee can be expected to result in death or which can be expected to last for a continuous period of not less than twelve (12) months.

                        III. ADMINISTRATION OF THE PLAN

     The Plan shall be administered by a Committee which shall be appointed by and serve at the pleasure of the Board and consist of at least two members. Members of the Committee shall be "disinterested persons" within the meaning of Rule 16b-3. The Committee is authorized to interpret the Plan and may from time to time adopt such rules, regulations, forms and agreements, consistent with the provisions of the Plan, as it may deem advisable to carry out the Plan.

                   IV. ELIGIBILITY OF NON-EMPLOYEE DIRECTORS

     Shares of Stock shall be issued under Paragraph VI of the Plan only to individuals who are Non-Employee Directors. Shares of Stock may not be granted to a Non-Employee Director if such director has been an employee of the Company or any of its Subsidiaries for any part of the calendar year preceding the calendar year in which such grant is to be made.

                         V. SHARES SUBJECT TO THE PLAN

     The aggregate number of shares of Stock that may be issued under the Plan may not exceed 25,000 shares. Any of such shares which remain unissued at the termination of the Plan shall cease to be subject to the Plan. If shares issued under Paragraph VI of the Plan are forfeited to the Company, such shares shall again become available for issuance under the Plan to the extent permissible under Rule 16b-3. The aggregate number of shares that may be issued under the Plan shall be adjusted to reflect a change in capitalization of the Company, such as stock dividends or stock splits. Until termination of the Plan, the Company shall make available at all times a sufficient number of shares to meet the requirements of the Plan.

         VI. ISSUANCE OF RESTRICTED SHARES AND FORFEITURE RESTRICTIONS

     (a) ANNUAL ISSUANCE OF RESTRICTED SHARES. Subject to the limitation of the number of shares of Stock set forth in Paragraph V, (i) as of the date of the annual meeting of the stockholders of the Company in each year that the Plan is in effect as provided in Paragraph VIII hereof, each Non-Employee Director who is in office immediately after such meeting shall receive, without the exercise of the discretion of any person or persons, A NUMBER OF RESTRICTED SHARES DETERMINED BY DIVIDING (Y) $30,000 BY (Z) THE FAIR MARKET VALUE ON THE DATE OF THE ANNUAL MEETING OF STOCKHOLDERS, ROUNDED DOWN TO THE NEAREST WHOLE NUMBER, subject to the terms set forth below, and (ii) each Non-Employee Director who is appointed to the Board by the Board for the first time after the 1997 annual meeting of stockholders (and not in connection with an annual meeting of stockholders) shall receive, without the exercise of the discretion of any persons or person, NUMBER OF RESTRICTED SHARES DETERMINED BY DIVIDING (Y) $30,000 BY (Z) THE FAIR MARKET VALUE ON THE EFFECTIVE DATE OF HIS/HER APPOINTMENT AS A DIRECTOR, ROUNDED DOWN TO THE NEAREST WHOLE NUMBER, effective as of his/her date of appointment as a director, subject to the terms set forth below. Any nominee Non-Employee Director may make an irrevocable written election in advance of election or appointment to the Board not to receive a grant of Restricted Stock pursuant to this Paragraph VI(a).

     (b) FORFEITURE RESTRICTIONS AND OTHER TERMS AND CONDITIONS. The following provisions are applicable to the Restricted Shares issued pursuant to Paragraph VI(a):

          (i) The shares of Stock issued to a Non-Employee Director pursuant to this Plan shall not be sold, assigned, pledged, or otherwise transferred to the extent then subject to the Forfeiture Restrictions.

          (ii) The Forfeiture Restrictions shall lapse as to each grant of shares of Stock issued to a Non-Employee Director pursuant to this Plan PRIOR TO THE 1997 ANNUAL MEETING OF STOCKHOLDERS in accordance with the following schedule provided that the lapse conditions described below have been satisfied:

                                                                     NUMBER OF SHARES
                                                                       AS TO WHICH
                                                                        FORFEITURE
                                                                       RESTRICTIONS
                                LAPSE DATE                                LAPSE
                                ----------                           ----------------
            The day before the date of First Annual Meeting of
            Stockholders following date of issuance of Restricted
            Shares.................................................        333
            The day before the date of Second Annual Meeting of
            Stockholders following date of issuance of Restricted
            Shares.................................................        333
            The day before the date of Third Annual Meeting of
            Stockholders following date of issuance of Restricted
            Shares.................................................        334

        (iii) THE FORFEITURE RESTRICTIONS SHALL LAPSE AS TO EACH GRANT OF SHARES OF STOCK ISSUED TO A NON-EMPLOYEE DIRECTOR PURSUANT TO THIS PLAN FOLLOWING THE 1997 ANNUAL MEETING OF STOCKHOLDERS THE DAY BEFORE THE DATE OF THE FIRST ANNUAL MEETING OF STOCKHOLDERS FOLLOWING THE DATE OF ISSUANCE OF RESTRICTED SHARES, PROVIDED THAT THE LAPSE CONDITIONS DESCRIBED BELOW HAVE BEEN SATISFIED.

          (iv) The Forfeiture Restrictions shall lapse as of a given date with respect to the applicable number of shares of Stock only if the Non-Employee Director has remained a Non-Employee Director of the Company continuously from the date of issuance of the Restricted Shares through such lapse date, provided, however, that if a Non-Employee Director terminates as a director by reason of death or Total and Permanent Disability, the Forfeiture Restrictions on all Restricted Shares issued pursuant to this Plan to such Non-Employee Director shall lapse as of the date of his termination as a director. To the extent that the lapse conditions are not satisfied as of a given lapse date, the Non-Employee Director shall for no consideration forfeit and surrender to the Company all of the shares of Restricted Stock which are then subject to Forfeiture Restrictions. Unrestricted shares of Stock, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the holder of Restricted Stock promptly after the applicable restrictions have lapsed or otherwise been satisfied.

          (v) Any Restricted Stock shall be evidenced by issuance of a stock certificate which shall be registered in the name of the Non-Employee Director and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock. The Non-Employee Director shall not be entitled to delivery of the stock certificate until the Forfeiture Restrictions have lapsed, and the Company shall retain custody of the stock certificate until the Forfeiture Restrictions have lapsed.

          (vi) In the event that the number of shares of Stock available for grants under the Plan is insufficient to make all grants provided for in this Paragraph VI hereby made on the applicable date, then all Non-Employee Directors who are entitled to a grant on such date shall share ratably in the number of shares of Stock then available, if any, for grant under the Plan, shall have no right to receive a grant with respect to the deficiencies in the number of available shares of Stock and the grants under this Paragraph VI shall thereafter terminate.

          (vii) It is intended that the Plan meet the requirements of Rule 16b-3 and that any Non-Employee Director who is eligible to receive a grant of Restricted Stock or to whom a grant of Restricted Stock is made pursuant to this Paragraph VI will not for such reason cease to be a "disinterested person" within the meaning of Rule 16b-3 with respect to the Plan and other stock-related plans of the Company.

             VII. SHARES RECEIVED IN REORGANIZATION OR STOCK SPLIT

     The prohibitions of Paragraph VI shall not apply to the transfer of Restricted Shares pursuant to a plan of reorganization of the Company, but the stock or securities received in exchange therefor, and any Stock received as a result of a stock split or stock dividend with respect to Restricted Shares, shall also become Restricted Shares subject to the Forfeiture Restrictions and provisions governing the lapsing of such Forfeiture Restrictions applicable to the original shares granted to the Non-Employee Director for all purposes of the Plan and the certificates representing such additional shares shall be legended to show such restrictions. Notwithstanding the foregoing, if (i) the Company shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company), (ii) the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company), or
(iii) the Company is to be dissolved and liquidated, then effective as of the effective date of such merger, consolidation, dissolution and liquidation, or sale, all Forfeiture Restrictions on all Restricted Shares shall lapse.

                               VIII. TERM OF PLAN

     The Plan shall be effective upon the date of its adoption by the Board, provided the Plan is subsequently approved by the stockholders of the Company within 12 months thereafter. Unless sooner terminated under the provisions of Paragraph XI, no shares shall be issued under Paragraph VI after the expiration of ten years from the effective date of the Plan.

                           IX. RIGHTS AS STOCKHOLDER

     Upon issuance of Restricted Shares to a Non-Employee Director, except with respect to the Forfeiture Restrictions, such Non-Employee Director shall have all the rights of a stockholder of the Company with respect to such Restricted Shares, including the right to vote such Restricted Shares and to receive all dividends or other distributions paid with respect to such Restricted Shares.

                               X. WITHHOLDING TAX

     To the extent the issuance of shares of Stock or the lapse of Forfeiture Restrictions results in the receipt of compensation by a Non-Employee Director, the Company (or the employing Subsidiary) is authorized to withhold from any other cash compensation then or thereafter payable to such Non-Employee Director any tax required to be withheld by reason of the receipt of compensation resulting from the issuance of shares or the lapse of Forfeiture Restrictions.

     Alternatively, a Non-Employee Director may authorize the Company to retain or withhold sufficient shares of Stock otherwise receivable by the Non-Employee Director from the Company with respect to Restricted Shares or may deliver to the Company sufficient shares of Stock to enable the Company to satisfy any such withholding requirement.

                      XI. AMENDMENT OR TERMINATION OF PLAN

     The Board in its discretion may terminate the Plan at any time with respect to any shares of Stock which have not theretofore been issued. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change may be made which would impair the rights of a Non-Employee Director to whom Restricted Shares have theretofore been issued without the consent of such Non-Employee Director; and provided, further that the Board may not make any alteration or amendment that would materially increase the benefits accruing to participants under the Plan, increase the aggregate number of shares of Stock that may be issued under the Plan (other than an increase reflecting a stock dividend, stock split or similar recapitalization of the Company), change the class of individuals eligible to receive Stock under the Plan, extend the maximum period during which Restricted Shares may be granted under the Plan, or decrease any authority granted to the Committee hereunder in contravention of Rule 16b-3, without the approval of the stockholders of the Company. Notwithstanding the foregoing, the Plan shall not be amended more than once every six months other than to comport with changes in the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended, or the regulations issued thereunder.

                          XII. GOVERNMENT REGULATIONS

     Notwithstanding any provisions hereof to the contrary, the obligations of the Company to deliver shares of Stock under the Plan shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges on which the Stock is traded.

                                      Key

- New text is DOUBLE UNDERLINED AND IN BOLD FACE TYPE. (NOTE: DOUBLE UNDERLINE TEXT IS CAPITALIZED ON THE ELECTRONIC FILING OF THIS DOCUMENT)

- Deleted text is indicated by a strikethrough of such text. (NOTE: STRICKEN TEXT ENTIRELY DELETED ON THE ELECTRONIC FILING OF THIS DOCUMENT)

                          NEWFIELD EXPLORATION COMPANY

                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 1, 1997

                      This Proxy is Solicited on Behalf of
              the Newfield Exploration Company Board of Directors

        The undersigned hereby appoints Joe B. Foster, Terry W. Rathert and C. William Austin, and each of them, proxies for the undersigned with full power of substitution, to vote all shares of Newfield Exploration Company Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Newfield Exploration Company to be held in Houston, Texas on Thursday May 1, 1997 at 11:00 A.M., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

        PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE, NO BOXES NEED TO BE CHECKED.

        PLEASE INDICATE COMMENTS/ADDRESS CHANGE BELOW AND MARK COMMENTS/ADDRESS BOX ON REVERSE SIDE

                   (Continued and to be signed on other side)

                                                            Please Mark
                                                          your votes as  /X/
                                                           indicated in
                                                           this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1,2,3 AND 4
                                                                        WITHHELD
                                                                  FOR    FOR ALL
                                                                -------  -------
Item 1-ELECTION OF DIRECTORS                                      / /      / /
       Joe B. Foster, Robert W. Waldrup, Charles W.             -------  -------
       Duncan, Jr., Jeffrey A. Harris, Howard H. Newman,
       Thomas G. Ricks, C.E. (Chuck) Shultz and Dale
       E. Zand

FOR, EXCEPT VOTE WITHHELD FOR THE FOLLOWING NOMINEES(S):

--------------------------------------------------------
                                                         FOR   AGAINST   ABSTAIN
                                                         ---   -------   -------
Item 2-To amend Article Fourth of the Company's Second   / /     / /       / /
       Restated Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance from 50,000,000 to 100,000,000 shares

Item 3-To amend the Company's 1995 Non-Employee          FOR   AGAINST   ABSTAIN
       Director Restricted Stock Plan as described in    ---   -------   -------
       the accompanying Proxy Statement                  / /     / /       / /

Item 4-To ratify selection of auditors                   FOR   AGAINST   ABSTAIN
                                                         ---   -------   -------
                                                         / /     / /       / /


                                               I PLAN TO ATTEND  / /
                                                        MEETING


                                        COMMENTS/ADDRESS CHANGE  / /
                       Please mark this box if you have written
                                 comments/address change on the
                                                  reverse side.



Signature(s)                                                  Date
            -----------------------------------------------        -------------
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.